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                                                                      EXHIBIT 12

                 MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES
         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                            PREFERRED STOCK DIVIDENDS




                                                                                 (DOLLARS IN THOUSANDS)
                                                    -------------------------------------------------------------------------------
                                                       NINE
                                                      MONTHS
                                                       ENDED                            YEAR ENDED DECEMBER 31,
                                                     SEPT. 30,   ------------------------------------------------------------------
                                                       2003         2002           2001          2000          1999         1998
                                                   -----------   -----------   -----------   -----------   -----------  -----------
EARNINGS BEFORE INCOME TAXES, PREFERRED STOCK
  DIVIDENDS AND FIXED CHARGES:
  Income from continuing operations before income
    taxes, minority interest and cumulative effect
    of accounting change, net                      $ 1,019,070   $ 1,001,480   $   305,470   $   872,560   $   859,920  $   858,370

  Deduct equity in undistributed (earnings) of
    fifty-percent-or-less-owned companies                 (210)       (9,560)       (1,590)       (9,640)      (18,720)     (24,070)

  Add interest on indebtedness, net                    200,510       228,800       232,910       192,510       121,150      115,300

  Add amortization of debt expense                       4,440        13,040        10,300         2,430         1,350        2,130

  Add estimated interest factor for rentals             24,620        25,890        23,050        17,970        15,330        9,450
                                                   -----------   -----------   -----------   -----------   -----------  -----------
  Earnings before income taxes, minority interest,
    cumulative effect of accounting change, net,
    fixed charges and preferred stock dividends    $ 1,248,430   $ 1,259,650   $   570,140   $ 1,075,830   $   979,030  $   961,180
                                                   ===========   ===========   ===========   ===========   ===========  ===========



FIXED CHARGES:
  Interest on indebtedness                         $   201,880   $   227,550   $   237,930   $   201,410   $   124,720  $   119,080

  Amortization of debt expense                           4,440        13,040        10,300         2,430         1,350        2,130

  Estimated interest factor for rentals                 24,620        25,890        23,050        17,970        15,330        9,450
                                                   -----------   -----------   -----------   -----------   -----------  -----------

  Total fixed charges                              $   230,948   $   266,480   $   271,280   $   221,810   $   141,400  $   130,660
                                                   ===========   ===========   ===========   ===========   ===========  ===========

PREFERRED STOCK DIVIDENDS(a)                            11,430        13,830         6,660           ---           ---          ---
                                                   -----------   -----------   -----------   -----------   -----------  -----------

  Combined fixed charges and preferred stock
    dividends                                      $   242,370   $   280,310   $   277,940   $   221,810   $   141,400  $   130,660
                                                   ===========   ===========   ===========   ===========   ===========  ===========


Ratio of earnings to fixed charges                         5.4           4.7           2.1           4.9           6.9          7.4
                                                   ===========   ===========   ===========   ===========   ===========  ===========

Ratio of earnings to combined fixed charges and
  preferred stock dividends(b)(c)                          5.2           4.5           2.1           4.9           6.9          7.4
                                                   ===========   ===========   ===========   ===========   ===========  ===========

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(a)    Represents amount of income before provision for income taxes required to meet the preferred stock dividend requirements of the Company.
(b)    Excluding the 2003 pre-tax income regarding litigation settlement of
       $71.1 million, 2002 pre-tax charge for litigation settlement, net of
       $146.8 million, the 2001 pre-tax non-cash charge of $530 million and the
       2000 pre-tax non-cash charge of $145 million, the Ratio of Earnings to
       Combined Fixed Charges and Preferred Stock Dividends would have been 4.9,
       5.0, 4.0 and 5.5 for the third quarter of 2003, and the years 2002, 2001 and 2000, respectively.
(c)    Years prior to 2002 have not been adjusted to exclude goodwill amortization expense.